Exhibit 99.1

1000 Louisiana, Suite 4300
Houston, TX 77002
713.584.1000 www.targaresources.com

Targa Resources Provides Update on Financial Outlook and

Announces Additional Growth Projects

HOUSTON, October 17, 2012 – Targa Resources Partners LP (NYSE: NGLS) (“Targa Resources Partners” or the “Partnership”) and Targa Resources Corp. (NYSE: TRGP) (“TRC” or the “Company”) announced today the following regarding operating and financial outlook for 2012 and 2013 as well as 2013 growth capital expenditures including new growth project updates.

Targa Resources Partners LP Financial Update

Based on preliminary results for the third quarter of 2012, the Partnership expects net income attributable to Targa Resources Partners LP of approximately $23 million, Adjusted EBITDA of approximately $113 million and distribution coverage of approximately 1.0x. The anticipated decline in Adjusted EBITDA from the second quarter of 2012 results primarily from the impact of Hurricane Isaac, which reduced Adjusted EBITDA by approximately $8 million in the Coastal Gathering and Processing segment, and from lower commodity prices, partially offset by increased plant inlet volumes in the Field Gathering and Processing segment. The reduction in net income compared to the second quarter is due to these same factors and an approximately $14 million non-cash charge of the Partnership’s approximately 28% interest in the Yscloskey plant. The Yscloskey plant contributed just 0.25% to the Partnership’s operating margin during the first six months of 2012. Following Hurricane Isaac, the Yscloskey joint venture owners elected not to restart the plant.

For the full year 2012, assuming current commodity prices, the Partnership expects Adjusted EBITDA to be at or slightly below the low end guidance of $515 million including the impact from Hurricane Isaac and lower average NGL prices, which are approximately 25% lower than what was assumed when the Partnership and Company issued guidance at this time last year.

The Partnership estimates that Adjusted EBITDA for 2013 will be approximately $540 million to $570 million. This estimate assumes commodity prices in 2013 of $3.50 per MMBtu for natural gas, $90 per barrel for crude oil and average prices for the Partnership’s NGLs of $0.87 per gallon, including $0.35 per gallon for ethane. Under these assumptions, a $0.10 per gallon change in the price of ethane would correspondingly change 2013 Adjusted EBITDA by approximately 3%. The Partnership expects distribution coverage to be in the range of 1.0x in the first half of 2013 and to increase in the second half as announced growth projects are placed in service. For 2014, Adjusted EBITDA is expected to increase by 25% or more compared to 2013 as the announced growth projects that are placed in service during 2013 contribute for the full year in 2014.

Based on the estimated range of Adjusted EBITDA for 2013 and assuming generally stable broader market conditions, the Partnership expects to be in a position to increase distributions per common unit by 10% to 12% in 2013 compared to 2012, subject to approval of the board of directors of the Partnership’s general partner.

These initial estimates for the third quarter and full year 2012, and for 2013 and 2014, are preliminary estimates and, accordingly, remain subject to changes that could be significant. See the section of this release entitled “Non-GAAP Financial Measure” for a discussion of Adjusted EBITDA and a reconciliation of this measure to its most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).

Growth Projects Update

The Partnership has recently approved two new projects with estimated incremental growth capital of approximately $450 million:

•

A new 200 MMcf/d cryogenic processing plant at SAOU to meet increasing production and continued producer activity on the eastern side of the Permian Basin. The new processing plant is expected to be operational in mid-2014. Total capital expenditures related to the new processing plant are expected to be $225 million.

•

Expansion of our LPG Export Project to increase export capability to approximately 5+ million barrels per month. Total capital expenditures for the project are now expected to be $480 million compared to the $250 million that was originally announced. The original export project scope adds the capability to load four VLGC (very large gas carrier) cargoes of international grade propane per month starting in the third quarter of 2013. The expanded project scope will increase that capability by an additional two to four VLGCs starting in the third quarter of 2014, while retaining and increasing our capability to load HD5 propane and butanes for small and mid-sized vessels.

With these new projects, the Partnership estimates that over $1.6 billion in growth capital investments will be placed in service in 2012 through 2014, with approximately two-thirds of the total for projects that will provide primarily fee-based margin. The Partnership estimates that total growth capital expenditures for 2013 will be approximately $685 million as follows:

$ in millions	Growth Capex 2013
SAOU - New Processing Plant (200 MMcf/d)(1)	$100
North Texas Longhorn project	85
Other 2013 Gathering & Processing Expansions	50
CBF Train 4	100
International Export Project - Expanded(2)	270
Petroleum Logistics projects	50
Other	30

Total	$685

(1)	New Permian Basin plant described above
(2)	Expansion of our capabilities to export propane and butane described above

The Partnership expects net maintenance capital expenditures to be approximately $75 million in 2013.

Targa Resources Corp. Financial Update

Given the Partnership’s expected distribution growth of 10% to 12% in 2013, TRC expects to be in a position to increase dividends by 25% to 30%+ in 2013 compared to 2012, subject to the approval of the board of directors of TRC. For 2013, the estimated financial performance of the Partnership is expected to result in cash taxes for TRC equal to approximately 23% of its estimated pre-tax distributable cash flow. TRC’s estimated dividend increases, effective tax rate and the estimated Adjusted EBITDA of the Partnership are based on preliminary estimates and, accordingly, remain subject to changes that could be significant.

2012 Investor Conference

TRC and the Partnership will hold their 2012 investor conference on October 18, 2012, in Houston, TX. The presentation will begin at 9:30 AM Eastern Time (8:30 AM Central Time), and the presentation materials will be posted on the Partnership’s website before the presentation begins.

The conference will be Webcast which can be accessed by going to the Partnership’s website at www.targaresources.com, clicking on Investors, choosing the Targa Resources Partners LP (NGLS) subsection and selecting Events and Presentations. The Webcast can also be accessed by going directly to http://ir.targaresources.com/events.cfm?company=LP.

About Targa Resources Corp. and Targa Resources Partners LP

Targa Resources Corp. is a publicly traded Delaware corporation that owns a 2% general partner interest (which the Company holds through its 100% ownership interest in the general partner of the Partnership), all of the outstanding incentive distribution rights and a portion of the outstanding limited partner interests in Targa Resources Partners LP.

Targa Resources Partners is a publicly traded Delaware limited partnership that is a leading provider of midstream natural gas and natural gas liquid services in the United States. The Partnership is engaged in the business of gathering, compressing, treating, processing and selling natural gas; storing, fractionating, treating, transporting and selling natural gas liquids, or NGLs, and NGL products; and storing and terminaling refined petroleum products and crude oil. The Partnership owns an extensive network of integrated gathering pipelines and gas processing plants and currently operates along the Louisiana Gulf Coast primarily accessing the onshore and near offshore region of Louisiana, the Permian Basin in West Texas and Southeast New Mexico and the Fort Worth Basin in North Texas. Additionally, the Partnership’s logistics and marketing assets are located primarily at Mont Belvieu and Galena Park near Houston, Texas and in Lake Charles, Louisiana with terminals and transportation assets across the United States. Targa Resources Partners is managed by its general partner, Targa Resources GP LLC, which is indirectly wholly owned by Targa Resources Corp.

The principal executive offices of Targa Resources Corp. and Targa Resources Partners are located at 1000 Louisiana, Suite 4300, Houston, TX 77002 and their telephone number is 713-584-1000. For more information please go to www.targaresources.com.

Non-GAAP Financial Measure

This press release includes the non-GAAP financial measure Adjusted EBITDA. The following schedules provide reconciliations of this non-GAAP financial measure to its most directly comparable GAAP measure. The Partnership’s non-GAAP financial measures should not be considered as an alternative to the GAAP measure of net income or any other GAAP measure of liquidity or financial performance.

Adjusted EBITDA—The Partnership defines Adjusted EBITDA as net income attributable to Targa Resources Partners LP before interest, income taxes, depreciation and amortization, gains or losses on debt repurchases and non-cash risk management activities related to derivative instruments. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of the Partnership’s financial statements such as investors, commercial banks and others.

The economic substance behind management’s use of Adjusted EBITDA is to measure the ability of the Partnership’s assets to generate cash sufficient to pay interest costs, support indebtedness and make distributions to investors.

The GAAP measures most directly comparable to Adjusted EBITDA are net cash provided by operating activities and net income attributable to Targa Resources Partners LP. Adjusted EBITDA should not be considered as an alternative to GAAP net cash provided by operating activities or GAAP net income attributable to Targa Resources Partners LP. Adjusted EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. Investors should not consider Adjusted EBITDA in isolation or as a substitute for analysis of the Partnership’s results as reported under GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net income attributable to Targa Resources Partners LP and net cash provided by operating activities and is defined differently by different companies in the Partnership’s industry, the Partnership’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these insights into its decision-making processes.

The following schedules present reconciliations of the initial estimates of net income attributable to Targa Resources Partners LP to Adjusted EBITDA for the periods indicated:

Three Months Ended September 30, 2012
($in millions)
Reconciliation of net income (loss) attributable to Targa
Resources Partners LP to Adjusted EBITDA:
Net income (loss) to Targa Resources Partners LP	$23.0
Add:
Interest expense, net	28.3
Income tax expense	0.9
Depreciation and amortization expense (1)	62.0
Risk management activities	1.8
Noncontrolling interest adjustment	(3.0)

Adjusted EBITDA	$113.0

(1)	Includes $14 million related to Yscloskey non-cash charge

Twelve Months Ended December 31, 2012
($in millions)
Reconciliation of net income (loss) attributable to Targa
Resources Partners LP to Adjusted EBITDA:
Net income (loss) to Targa Resources Partners LP	$199.0
Add:
Interest expense, net	114.0
Income tax expense	3.6
Depreciation and amortization expense (1)	206.0
Risk management activities	4.5
Noncontrolling interest adjustment	(12.1)

Adjusted EBITDA	$515.0

(1)	Includes $14 million related to Yscloskey non-cash charge

	Twelve Months Ended December 31, 2013
	Low Range	High Range
	($ in millions)
Reconciliation of net income (loss) attributable to Targa
Resources Partners LP to Adjusted EBITDA:
Net income (loss) to Targa Resources Partners LP	$228.0	$258.0
Add:
Interest expense, net	115.0	115.0
Income tax expense	4.0	4.0
Depreciation and amortization expense	204.0	204.0
Risk management activities	1.5	1.5
Noncontrolling interest adjustment	(12.5)	(12.5)

Adjusted EBITDA	$540.0	$570.0

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership and the Company expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Partnership’s and the Company’s control, which could cause results to differ materially from those expected by management of the Partnership and the Company. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas and natural gas liquids, the timing and success of business development efforts; and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Partnership’s and the Company’s filings with the Securities and Exchange Commission, including their Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Neither the Partnership nor the Company undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Targa Resources Partners LP’s distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Targa Resources Partners LP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Investor contact:

713-584-1133

Joe Brass

Director - Finance

Matthew Meloy

Senior Vice President, Chief Financial Officer and Treasurer